UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2008
Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Tampa,
Florida		33602

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (813) 274-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
New Employment Agreement with Lawrence R. Zingale
     On April 10, 2008, the Company entered into a new employment agreement with Lawrence R. Zingale, the material terms and conditions of which are summarized below. The employment agreement replaced the previous employment agreement between the Company and Mr. Zingale, dated January 3, 2006.
     The employment agreement provides that Mr. Zingale will serve as an executive of the Company. Mr. Zingale currently serves as Senior Vice President, Global Sales and Client Management. The agreement will continue until terminated by one of the parties. Under the agreement, Mr. Zingale’s annual base salary is to be not less than $322,000.00, and he is entitled to participate in a performance-based bonus program ranging from 0% to 50% of his base salary and to standard executive fringe benefits.
     If the agreement is terminated by the Company for any reason other than death, disability, or cause (as defined in the agreement), the Company is required to pay Mr. Zingale an amount equal to his weekly base salary for 52 weeks after the termination of the agreement. If Mr. Zingale’s employment is terminated by the Company due to his death, disability or cause, or voluntarily by Mr. Zingale, then the Company will have no obligation to pay him any salary, bonus or other benefits other than those payable through the date of termination. In any event, Mr. Zingale may not compete with the Company in any area in which the Company’s clients were conducting business during the term of the agreement, or solicit the Company’s employees, for a period of one year after termination of his employment. The agreement also contains customary confidentiality provisions.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
Exhibit 99.1     Employment Agreement, dated as of April 10, 2008, between Sykes Enterprises, Incorporated and Lawrence R. Zingale.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED
By:	/s/ W. Michael Kipphut
W. Michael Kipphut
Senior Vice President and Chief Financial Officer

Date: April 15, 2008

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